Exhibit 99.1

1726 Cole Blvd., Suite 115

Lakewood, CO 80401

Phone: (303) 928-8599

Fax: (303) 928-8598

GENERAL MOLY ANNOUNCES $8.5 MILLION PRIVATE PLACEMENT FINANCING

LAKEWOOD, COLORADO — December 23, 2014, General Moly, Inc. (the “Company” or “General Moly”) (NYSE MKT and TSX: GMO), a U.S.-based molybdenum mineral development, exploration, and mining company, announced that it has signed definitive agreements with a group of accredited investors related to a private placement of units, consisting of senior convertible notes and warrants, (“Private Placement”) for gross proceeds of $8.535 million. The Private Placement is expected to close on or around December 26, 2014 with proceeds from the offering to be used for maintenance of the Mt. Hope Project, the Liberty Project, and general corporate purposes.

Bruce D. Hansen, Chief Executive Officer, said, “We are gratified by the demand for this Private Placement despite a challenging market, which speaks to the high quality and the advanced stage of our Mt. Hope Project, along with the inherent tangible value of the Company’s assets. We are pleased with the terms of the financing, which provides the Company with a bridge to a project financing for Mt. Hope while minimizing the dilution to our shareholders. Of significance, one $5 million block was purchased by an investor with significant experience in the molybdenum sector, and General Moly’s executive management team and board of directors supported the Private Placement by investing over $2 million in aggregate. We believe that the investment made by our management team and board of directors provides a strong statement of support for the future prospects of General Moly.”

The Company sold 85,350 units for $100 each. Each unit consists of one senior convertible note due 2019 (the “Notes”) with principal value of $100 and 100 five-year warrants to purchase the Company’s common stock at $1.00 per share. The Notes, which are senior to any General Moly debt obligations, mature on December 26, 2019. The Notes convert into common stock at a 20% discount to the greater of (i) the trailing 30-day volume weighted average price (“VWAP”) at the date on which a Notice of Conversion is issued and (ii) the trailing 30-day VWAP as of December 22, 2014. Each Note will convert into a maximum of 100 shares per note, resulting in the issuance of 8,535,000 shares, or 9.3% of shares outstanding. General Moly’s executive management team and board of directors who participate in the offering will be restricted from converting at a price less than $0.32, the most recent closing price at the time that the Notes were issued. The Notes are mandatorily redeemable at par plus the present value of remaining coupons upon (i) the availability of cash from a financing for Mt. Hope and (ii) any other debt financing by the Company. In addition, 50% of any proceeds from the sale of assets cumulatively exceeding $250,000 will be used to prepay the Notes at par plus the present value of remaining coupons. The Company has the right to redeem the Notes at any time at par plus the present value of remaining coupons. The Private Placement was negotiated by independent members of General Moly’s board of directors, none of whom are participating in the transaction.

Mr. Hansen concluded, “The Company remains focused on Mt. Hope financing, and is increasingly encouraged by the progress made.  Negotiations on investment agreement terms, sponsorship requirements, and indicative loan terms associated with a $700 to $750 million debt and equity package, are continuing to advance. We have strong interest from multiple private Chinese industrial companies and a large Chinese bank in advancing the fully permitted, construction-ready project. These potential Chinese partners take a long term view, and believe as we do, that the molybdenum price should strengthen by the time Mt Hope will start producing.”

In addition to the Private Placement, General Moly has taken further recent actions to improve it liquidity position.  The Company reduced ongoing spending requirements resulting in annual savings of over $2 million per year.  Additionally, the Company is engaged in ongoing discussions with POS-Minerals to utilize the $36 million of General Moly’s restricted cash to fund ongoing Mt. Hope related expenditures.

The Units were sold in the Private Placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Units have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. This press release does not constitute an offer to sell, or a solicitation of an offer to purchase, Units in any jurisdiction in which such offer or solicitation would be unlawful.

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General Moly is a U.S.-based molybdenum mineral development, exploration and mining company listed on the NYSE MKT (formerly the NYSE AMEX) and the Toronto Stock Exchange under the symbol GMO. The Company’s primary asset, our interest in the Mt. Hope Project located in central Nevada, is considered one of the world’s largest and highest grade molybdenum deposits.  Combined with the Company’s second project, the Liberty Project, a molybdenum and copper property also located in central Nevada, our goal is to become the largest pure play primary molybdenum producer in the world.  For more information on the Company, please visit our website at http://www.generalmoly.com.

Contact Information — General Moly:
Investors - Scott Kozak	(303) 928-8591	skozak@generalmoly.com
Media - Zach Spencer	(775) 748-6059	zspencer@generalmoly.com

Website: http://www.generalmoly.com		info@generalmoly.com

Forward-Looking Statements

Statements herein that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act, as amended and Section 21E of the Securities Exchange Act of 1934, as amended and are intended to be covered by the safe harbor created by such sections.  Such forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those projected, anticipated, expected, or implied by the Company.  These risks and uncertainties include, but are not limited to, metals price and production volatility, global economic conditions, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, exploration risks and results, political, operational and project development risks, including the Company’s ability to maintain  required permits to continue construction, commence production and its ability to raise required project financing, adverse governmental regulation and judicial outcomes, including appeal of the Record of Decision and appeal of water permits and estimates related to cost of production, capital, operating and exploration expenditures.  For a detailed discussion of risks and other factors that may impact these forward looking statements, please refer to the Risk Factors and other discussion contained in the Company’s quarterly and annual periodic reports on Forms 10-Q and 10-K, on file with the SEC.  The Company undertakes no obligation to update forward-looking statements.